Exhibit 10.1

AMENDMENT #2 TO THE CONVERTIBLE PROMISSORY NOTES
ISSUED ON MARCH 18, APRIL 22, AND MAY 27, 2016

THIS AMENDMENT #2 TO THE CONVERTIBLE PROMISSORY NOTES ISSUED ON March 18, April 22, and May 27, 2016 (the “Amendment”) is made effective as of November 28, 2016 (the “Effective Date”), by and between CLS Holdings USA, Inc., a Nevada corporation (the “Company”), and Old Main Capital, LLC, a Florida limited liability company (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to those certain 15% (amended from 10% to 15% effective August 1, 2016) convertible promissory notes originally issued by the Company to the Holder on March 18, April 22, and May 27, 2016, in the original principal amounts of $222,222.00 (the “First 15% Note”), $55,556.00 (the “Second 15% Note”), and $55,556.00 (the “Third 15% Note”), respectively (collectively the “15% Notes”); and

B. The Company and Holder are the parties to that certain 8% convertible promissory note originally issued by the Company to the Holder on March 18, 2016, in the original principal amount of $200,000.00 (the “8% Note”)(together with the 15% Notes, the “Notes”).

C. The Parties amended certain terms of the Notes pursuant to an Amendment to Agreements dated October 6, 2016 (the “First Amendment”).

D. The Parties desire to amend the Notes again as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	The first sentence of the second paragraph of the 8% Note shall be deleted and replaced with the following language:

FOR VALUE RECEIVED, the Company promises to pay to Old Main Capital, LLC or its registered and permitted assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $200,000 and all accrued interest on the aggregate unconverted and outstanding principal amount of this Note from time to time, on March 18, 2017 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder.

2.	The first sentence of the second paragraph of the First 15% Note shall be deleted and replaced with the following language:

FOR VALUE RECEIVED, the Company promises to pay to Old Main Capital, LLC or its registered and permitted assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $244,444, and all accrued interest on the aggregate unconverted and outstanding principal amount of this Note from time to time, on September 18, 2017 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder.

3.	The first sentence of the second paragraph of the Second 15% Note and Third 15% Note shall be deleted and replaced with the following language:

FOR VALUE RECEIVED, the Company promises to pay to Old Main Capital, LLC or its registered and permitted assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $61,111, and all accrued interest on the aggregate unconverted and outstanding principal amount of this Note from time to time, on September 18, 2017 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder.

4.	The following language shall be deleted in its entirety from the first page of the 8% Note:

“Fixed Conversion Price (subject to adjustment herein): $1.07”

5.	The following language shall be deleted in its entirety from the first page of the 15% Notes:

“Fixed Conversion Price (subject to adjustment herein): $0.80”

6.	The first sentence of Section 4(b) of the 8% Note shall be replaced in its entirety with the following:

The conversion price in effect on any Conversion Date shall be equal to the lesser of (i) $1.07 or (ii) 75% of the lowest VWAP in the fifteen (15) consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Conversion Date (the “Fixed Conversion Price”).

7.	The first sentence of Section 4(b) of the 15% Notes shall be replaced in its entirety with the following:

The conversion price in effect on any Conversion Date shall be equal to the lesser of (i) $0.80 or (ii) 75% of the lowest VWAP in the fifteen (15) consecutive Trading Days ending on the Trading Day that is immediately prior to the applicable Conversion Date (the “Fixed Conversion Price”).

8.	The definition of Amortization Conversion Rate in Section 1 of the Notes shall be removed in its entirety.

9.	The definition of Amortization Payment in Section 1 of the Notes shall be removed in its entirety.

10.	The definition of Equity Conditions in Section 1 of the Notes shall be removed in its entirety.

11.	The title of Section 2 of the Notes shall be replaced in its entirety with “Prepayment and Interest.”

12.	The second sentence of Section 2(a) of the Notes shall be replaced in its entirety with the following:

“All accrued interest hereunder will be payable on the Maturity Date in common stock pursuant to a voluntary conversion, or in cash.”

13.	Section 2(e) of the Notes shall be removed in its entirety.

14.	The Amortization Schedule on Schedule 2 of the Notes shall be removed in its entirety.

15.	The total outstanding balance of the 15% Notes shall all be increased by 10%.

16.	The following Section 7(k) shall be added to the Notes:

“k) Trading Limitation.  Unless an Event of Default occurs under the Note and is continuing, the Holder shall only be permitted to sell, per Trading Day, an amount of Common Stock up to the greater of (i) $5,000 or (ii) 25% multiplied by the Aggregate Amount (as defined below).  The Aggregate Amount shall mean the average number of shares of Common Stock sold per day for the five (5) Trading Days preceding the day of sale (total shares sold during the trading period divided by 5) multiplied by the average daily VWAP during the immediately preceding five (5) Trading Day period.”

17.
Holder hereby confirms that (i) no event of default has occurred under the Notes as of the Effective Date, and (ii) all amortization payments due under the Notes prior to the Effective Date have been deferred until the respective maturity date of the Notes.

18.
This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Notes, as modified by the First Amendment.  Except as specifically modified hereby and by the First Amendment, all of the provisions of the Notes, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.  Notwithstanding the foregoing and for purposes of clarity, the interest rate on the 15% Notes shall be 10%, as increased to 15% effective August 1, 2016, and for purposes of computing interest on the 15% Notes, the principal balances of the 15% Notes shall be the original amounts, as set forth in the Notes (without consideration of this Amendment), until the Effective Date, 2016, at which point the principal balances of the 15% Notes shall be increased to the amounts set forth in this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

CLS Holdings USA, Inc. By: /s/ Jeffrey Binder Name: Jeffrey Binder Title: Chief Executive Officer	Old Main Capital, LLC By: /s/ Adam Long Name: Adam Long Title: President